Exhibit 35.1

Bridgecrest

1720 W. Rio Salado Parkway – Tempe, AZ – 85281 (602) 852-6600

Bridgecrest Credit Company

OFFICER'S CERTIFICATE

The undersigned hereby certifies that he is a duly authorized officer of Bridgecrest Credit Company (the "Servicer"), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Bridgecrest Credit Company, and certifies that:

1. I have reviewed the activities of the Servicer during the period January 1, 2022 through December 31, 2022 and of its performance under the Servicing Agreement; and

2. to the best of my knowledge, based on such review and other than described herein, the Servicer has substantially fulfilled all its obligations under the Servicing Agreement for the above referenced period.

This certificate is delivered in accordance with Section 2.9 of the Carvana Auto Receivables 2021-N3 Servicing Agreement dated as of September 9, 2021, among Carvana Auto Receivables Trust 2021-N3, Wells Fargo Bank, National Association and Bridgecrest Credit Company. This certificate is dated as of December 31, 2022.

By: /s/ Daniel Gaudreau

Daniel Gaudreau

Chief Financial Officer